UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            May 26, 2013

AMREP CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	1-4702	59-0936128
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

300 Alexander Park, Suite 204, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 716-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in the Securities and Exchange Commission filings of AMREP Corporation (the “Company”), the Company’s Media Services businesses have operated with negative working capital ($18.5 million at January 31, 2013) primarily through liquidity provided by one material customer contract that expires June 2014.  The negative working capital of the Company’s Media Services businesses represents the net payment obligation due to this customer and certain other third parties.

On May 26, 2013, the Company’s Newsstand Distribution Services business, which is part of the Company’s Media Services businesses, received notice that this customer contract would not be renewed upon its scheduled expiration in June 2014.  The Company’s Newsstand Distribution Services business is evaluating its ability to pay the net payment obligation represented by the negative working capital (approximately $17.6 million as of January 31, 2013) upon expiration of the contract.  The Company’s Newsstand Distribution Services business currently does not have sufficient capital to fund in full or refinance this obligation, and it may be unable to pay such amount and obtain other sources of working capital absent the Company obtaining additional debt or equity funding or raising capital through the sale of assets.  Such additional funding or capital may not be available on acceptable terms or at all.  Any failure to obtain capital to pay such obligation or to obtain other sources of working capital could have a material adverse effect on the Company’s business, financial condition and results of operations.  In addition, this customer contract represented approximately 8.5% of revenues for the Company’s Newsstand Distribution Services business for the nine months ended January 31, 2013 and the loss of this revenue following the expiration of the contract in June 2014 could have a material adverse effect on the Company’s Newsstand Distribution Services business, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMREP Corporation

Date: May 29, 2013	By:	/s/ Christopher V. Vitale
Christopher V. Vitale
Vice President, General Counsel and Secretary